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ALICO incorporated

Exhibit 10.2

July 18, 2025

Mitch Hutchcraft
Delivered via email to mitch.hutchcraft1853@gmail.com

Re: Letter Agreement

This amendment letter agreement (this "Letter Agreement") between Alico, Inc. (the "Company") and Mitch Hutchcraft ("Executive"), effective as of the date set forth above, hereby amends certain terms of the Employment Agreement by and between the Company and the Executive dated as of May 28, 2024 (the "Employment Agreement").

This Letter Agreement confirms the modification of certain terms of the Company's employment of the Executive as its Executive Vice President – Real Estate, and the Executive hereby confirms and accepts such terms of employment, effective as of the Effective Date, upon the terms and conditions set forth herein. Capitalized terms used in this Letter Agreement and not defined herein shall have the meanings given such terms in the Employment Agreement.

Except as otherwise expressly provided herein, the Employment Agreement and the Indemnification Agreement by and between the Company and the Executive dated as of May 28, 2024, as amended from time to time (the "Indemnification Agreement"), remain in full force and effect, and this Letter Agreement, the Employment Agreement (as modified hereby) and the Indemnification Agreement represent the entire agreement of the parties with respect to the subject matter thereof, and supersedes all prior understandings and agreements with respect to the subject matter thereof.

1. For purposes of Section 2(b) of the Employment Agreement, references to the "Board" shall be replaced by references to "the Chief Executive Officer of the Company".

2. Section 2(d) of the Employment Agreement shall be deleted and replaced in its entirety as follows:

   "Location. The Executive's principal place of business shall be at his home office located in Houston, Texas. No relocation to Florida is required or contemplated during the term of the Agreement, and the Executive is not entitled to any relocation or moving expenses during the term of this Agreement. The Executive may be required to travel to Alico offices and facilities in Florida from time to time, as reasonably requested by the Chief Executive Officer of the Company."

3. The Term shall commence on the Effective Date and end on **September 30, 2030**, subject to extension and termination pursuant to the provisions of the Employment Agreement. The Term will be automatically extended for a one-year period on

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ALICO incorporated

September 30, 2030 and on each September 30th thereafter unless either the Company or the Executive provides written notice to the other party no later than 60 days in advance of the expiration of then-current Term that the period of the Executive's employment pursuant to the Employment Agreement shall not be extended.

4. The Executive's Annual Base Salary shall be increased during each fiscal year through the Term as follows:

FY2025	$335,000
FY2026	$350,000
FY2027	$375,000
FY2028	$400,000
FY2029	$425,000
FY2030	$450,000

5. Sections 4(b) and 4(c) of the Employment Agreement shall be deleted and replaced in their entirety as follows:

"(b) Annual Discretionary Cash Bonus. For each fiscal year of the Company during the Term, the Executive shall be eligible for and entitled to an annual discretionary incentive compensation cash bonus award of **up to** $40,000 in accordance with, and to the extent achieved, the realization of general corporate objectives of the Company during the fiscal year. Each year during the term of this Agreement, the Executive will provide the Board with a current Highest and Best Use analysis for all real estate owned by the Company.

(c) Real Estate Incentive Bonus Program. The Executive shall be entitled to Real Estate Incentive Bonus awards in accordance with, and to the extent achieved on a timely basis within each fiscal year, the Alico Real Estate milestones itemized in Exhibit A of this Letter Agreement. These awards, if earned, will be paid in a single sum to the Executive after the close of each fiscal year, no later than the subsequent December 31st. At least 75% of each annual payment will be made in cash , subject to regular tax withholding requirements, and up to 25% may be paid in a performance-based RSU grant under the Company's Amended and Restated Stock Incentive Plan of 2015, as may be amended from time to time, in the discretion of the Board or Committee; provided that any shares granted pursuant to such award will be fully vested upon such grant date. Unless otherwise determined by the Company, a number of shares otherwise issuable pursuant to the grant of such award that is sufficient to cover the applicable tax withholding obligations associated with the grant and settlement of such award will be retained by the Company and withheld for taxes, and the net number of shares issued to Executive will be able to vote and receive dividends immediately. The shares acquired pursuant to the issuance and settlement of these RSUs will be subject to the same trading restrictions as any Alico insider while the Executive is employed by the Company. The number of gross shares subject to such performance based RSU grant will be determined by using an average trading price for the first 10 trading days in the November following the end of the applicable fiscal year to which such award relates. The Executive will certify in writing each quarter which Alico Real Estate milestones have been completed and summarize any variances to the original Board expectations, and the Chief Executive Officer

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will validate that certification. The Chief Executive Officer will present summaries of these completed milestones to the Committee quarterly so it can monitor progress with these Alico Real Estate milestones. If the Committee has any challenges to the certification presented, the Committee will have to challenge the validity of the certification within 30 days of the Chief Executive Officer's presentation to the Committee to allow the Executive to address any of their concerns on a timely basis within that fiscal year.

6. Restricted Stock Unit Award relating to Completion of Corkscrew Grove Villages Project Permitting. Subject to proper action by the Board, as soon as reasonably practicable following the date hereof, the Executive will be awarded a $1 million performance-based RSU grant under the Company's Amended and Restated Stock Incentive Plan of 2015, as may be amended from time to time. Such performance-based RSU grant will vest and be earned upon the completion of all permits necessary to entitle the East Corkscrew Grove Villages and completion of all federal, state and local permits for the entire Corkscrew Grove Villages project no later than September 30, 2035 (the date of such completion, the "Completion Date"). The earned shares with respect to such performance-based RSUs, if any, shall be issued to Executive within 60 days of the Completion Date, subject to certification of completion by the Committee. Unless otherwise determined by the Company, a number of shares otherwise issuable pursuant to the grant of such award that is sufficient to cover the applicable tax withholding obligations associated with the vesting and settlement of such award will be retained by the Company and withheld for taxes, and the net number of shares issued to Executive will be able to vote and receive dividends immediately. The number of gross shares subject to such performance-based RSU grant will be determined by dividing 1 million by the average trading price for the 10 trading days immediately preceding the Completion Date.

   In the event Executive's employment with the Company is terminated prior to the Completion Date (i) by the Company without Cause, (ii) on or following a Change in Control, by the Executive for Good Reason, or (iii) due to the Executive's death, such performance-based RSUs will remain outstanding and eligible to be earned for the five-year period following such date of termination (or if earlier, through September 30, 2035); provided, that if such Executive's employment is terminated due to his death, the performance-based RSUs may be settled in cash in the discretion of the Company. The performance-based RSUs will be forfeited in the event Executive's employment is terminated prior to the Completion Date for any reason other than those set forth in the preceding clauses (i) – (iii).

   For the avoidance of doubt, Section 23 of the Agreement (Code Section 409A) shall apply to this Letter Agreement, including without limitation the performance-based RSUs described hereunder.

7. Perquisites. During the Term, the Executive shall be eligible to receive perquisites on a basis no less favorable than as are provided by the Company from time to time to other senior executives of the Company generally. The Executive will not be entitled to use of a Company vehicle while residing outside of Florida.

8. Key Person Insurance. At any time during the Term, the Company shall have the right to insure the life of Executive for the Company's sole benefit. The Company shall have the right to determine the amount of insurance and the type of policy. Executive shall reasonably

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ALICO incorporated

cooperate with the Company in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, *provided* that any information provided to an insurance company or broker shall not be provided to the Company without the prior written authorization of Executive.

9. This Letter Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first above written.

ALICO, INC.
DocuSigned by:
By: John E. Kiernan
5DD3FF54E6A2407...

John E. Kiernan
Chief Executive Officer

EXECUTIVE

Mitch Hutchcraft
Executive Vice President

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Exhibit A

Real Estate Milestones

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EXHIBIT A Real Estate Milestones

Project/Event	FY	%	Allocation	2025	2026	2027	2028	2029	2030	Cumulative Total	% of Total:
Corkscrew Grove											
Potential Funding Pool:		$ 1,650,000									
East Village SRA/SSA Submittal	2025	2%	$ 25,000	$ 25,000							
SFWMD ERP Submittal	2025	2%	$ 25,000	$ 25,000							
USACOE/FWS Submittal	2025	2%	$ 25,000	$ 25,000							
Approval of Stewardship District	2025	2%	$ 30,000	$ 30,000							
Approval of Water/Sewer Agreement	2026	1%	$ 15,000		$ 15,000						
Planning Commission Approval of SRA/SSA	2026	5%	$ 75,000		$ 75,000						
BCC Approval of East Village SRA/SSA	2027	9%	$ 150,000			$ 150,000					
SFWMD Conceptual ERP Approval	2027	5%	$ 75,000			$ 75,000					
USACOE/FWS Public Notice	2027	2%	$ 30,000			$ 30,000					
USACOE/FWS Permit Granted	2028	12%	$ 200,000				$ 200,000				
Permits Granted for Threshold Event (RSUs)	2028	61%	$ 1,000,000				$ 1,000,000				
Total:		**100%**	**$ 1,650,000**	**$ 105,000**	**$ 90,000**	**$ 255,000**	**$ 1,200,000**	**$ -**	**$ -**	**$ 1,650,000**	**77%**
Bonnet Lake											
Potential Funding Pool:		$ 100,000									
PUD/Comp Plan Submittal	2025	10%	$ 10,000	$ 10,000							
Submit Environmental Clearance Letter	2025	10%	$ 10,000	$ 10,000							
Planning Commission Approval	2026	20%	$ 20,000		$ 20,000						
BCC Approval (PUD/Comp Plan)	2026	40%	$ 40,000		$ 40,000						
Initial Third Party Contract/Deposit	2028	20%	$ 20,000		$ 20,000						
Total:		**100%**		**$ 20,000**	**$ 80,000**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 100,000**	**5%**
Plant World											
Potential Funding Pool:		$ 30,000									
Annexation Submittal	2025	10%	$ 3,000	$ 3,000							
Zoning/Comp Plan Submittal	2026	20%	$ 6,000		$ 6,000						
Negotiate Access Agreement - Ben Moore Rd.	2026	10%	$ 3,000		$ 3,000						
Annexation Agreement	2026	10%	$ 3,000		$ 3,000						
Planning Commission Approval	2026	20%	$ 6,000		$ 6,000						
Commission Approval	2026	30%	$ 9,000		$ 9,000						
Total:		**100%**		**$ 3,000**	**$ 27,000**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 30,000**	**1%**
Saddlebag											
Potential Funding Pool:		$ 100,000									
Entitlement (PUD) Submittal	2025	15%	$ 15,000	$ 15,000							
Planning Commission Approval	2026	25%	$ 25,000		$ 25,000						
BCC Approval	2027	50%	$ 50,000			$ 50,000					
Initial Third Party Contract/Deposit	2028	10%	$ 10,000			$ 10,000					
Total:		**100%**		**$ 15,000**	**$ 25,000**	**$ 60,000**	**$ -**	**$ -**	**$ -**	**$ 100,000**	**5%**
Joshua Grove											
Potential Funding Pool:		$ 30,000									
Min. 3 Month Delay in County/DEP Approval	2025	30%	$ 9,000	$ 9,000							
County Reversal on Staff Report	2025	35%	$ 10,500	$ 10,500							
DEP Granting of Administrative Hearing	2025	35%	$ 10,500	$ 10,500							
Total:		**100%**		**$ 30,000**	**$ -**	**$ -**	**$ -**	**$ -**	**$ -**	**$ 30,000**	**1%**
Alico Discretionary Performance											
Potential Funding Pool:		$ 40,000									
Discretionary/Corporate Objectives	Annual	0-100%	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000	$ 40,000		
Total:				**$ 40,000**	**$ 40,000**	**$ 40,000**	**$ 40,000**	**$ 40,000**	**$ 40,000**	**$ 240,000**	**11%**
Targeted Bonus By Year:				**$ 213,000**	**$ 262,000**	**$ 355,000**	**$ 1,240,000**	**$ 40,000**	**$ 40,000**	**$ 2,150,000**	**100%**